Investor Relations
Heather Hille
Director, Investor Relations
(952) 887-8923, heather.hille@toro.com

Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports Third Quarter Results

•	Strength of Charles Machine Works drives third quarter sales increase of 27.9 percent to $838.7 million

•	On track to achieve acquisition integration and synergy targets

•	Reported quarterly EPS of $0.56; adjusted quarterly EPS of $0.83

•	Full-year adjusted EPS guidance narrowed to about $2.92 to $3.00 from about $2.90 to $3.00

BLOOMINGTON, Minn. (August 22, 2019) - The Toro Company (NYSE: TTC) today reported net earnings of $60.6 million, or $0.56 per share, on a net sales increase of 27.9 percent to $838.7 million for its third quarter ended August 2, 2019. In the comparable fiscal 2018 period, the company delivered net earnings of $79.0 million, or $0.73 per share, on net sales of $655.8 million. Adjusted 2019 third quarter net earnings were $89.8 million, or $0.83 per share, compared to adjusted net earnings of $73.5 million, or $0.68 per share in the comparable 2018 period, an increase of 22.1 percent.

For the first nine months, Toro reported net earnings of $235.7 million, or $2.18 per share, on a net sales increase of 15.6 percent to $2,403.7 million. For the first nine months, adjusted net earnings were $272.4 million, or $2.52 per share, compared to adjusted net earnings of $255.9 million, or $2.35 per share, in the comparable 2018 period, an increase of 7.2 percent. Please see the tables for a reconciliation of financial measures calculated and reported in accordance with GAAP, as well as adjusted non-GAAP financial measures.

"Third quarter revenue growth was driven by the addition of the Charles Machine Works portfolio as integration continues to progress as planned," said Richard M. Olson, Toro's chairman and chief executive officer. "The entire team has been collaboratively working to optimize the combined enterprise, with a focus on consistent execution, an unwavering commitment to innovation and a focus on customer relationships. I am proud of our team's progress to date."

"As mentioned earlier this month, we have launched a new strategy for our underground businesses, which will enable us to satisfy customer needs more effectively, while also capturing manufacturing and operational efficiencies. This is one example of many, where we have been able to move quickly and decisively to eliminate redundancies and align priorities. Integration continues to go well, and we are encouraged by the progress we have made since we announced the acquisition earlier this year.”

2 - The Toro Company Reports Third Quarter Results

“As anticipated, we are seeing gross margin improvement in the second half of the fiscal year and we expect that positive momentum to continue in the months ahead. Commodity costs have begun to moderate and we have been able to achieve strategic pricing realization. Additionally, prudent expense management contributed to the favorable quarterly results."
"We are encouraged by preseason snow shipments already taking place. Both our residential and BOSS® snow and ice management businesses are well-positioned with exciting new product lineups. As we look ahead, we are mindful of challenging weather conditions and the trade policy environment the entire market is experiencing. In addition, as we proactively manage inventory levels, we expect to experience some unfavorable manufacturing variance in the fourth quarter. For these reasons, we are modifying our full-year revenue guidance and narrowing the bottom end of our full-year adjusted net EPS range to reflect the solid performance we have achieved year-to-date, while holding the top of the range to reflect the variables we have outlined."
For the full-year, we now expect revenue to exceed $3.1 billion and we have narrowed our adjusted net earnings per share guidance to about $2.92 to $3.00 from about $2.90 to $3.00.

SEGMENT RESULTS

Professional

•
Professional segment net sales for the third quarter were $676.8 million, up 40.3 percent from $482.5 million last year. For the first nine months, professional segment net sales were $1,855.3 million, up 20.0 percent from the comparable 2018 period. For the quarter, the addition of Charles Machine Works and growth in our BOSS, rental and specialty construction businesses, all contributed to the results. Somewhat offsetting the growth for the quarter, were lower shipments of landscape contractor and irrigation products, due to poor weather conditions in key regions. For the first nine months, the addition of Charles Machine Works, as well as growth in our landscape contractor and BOSS businesses, drove the positive results. Somewhat offsetting the growth in the period, were lower shipments of irrigation products, due to poor weather conditions in key regions.

•
Professional segment earnings for the third quarter were $81.6 million, down 16.5 percent from $97.7 million in the same period last year. Professional segment earnings for the first nine months were $319.7 million, down 5.6 percent from $338.6 million compared to the same period last year. The segment earnings for both periods reflect the impact of purchase accounting adjustments related to the acquisition of Charles Machine Works, as well as charges incurred as a result of the wind down of the Toro-branded large horizontal directional drill and riding trencher product lines.

Residential

•
Residential segment net sales for the third quarter were $148.2 million, down 11.0 percent from $166.5 million last year. For the first nine months, residential segment net sales were $525.5 million, up 0.8 percent from $521.2 million last year. For the quarter, strong pre-season snow thrower shipments were more than offset by soft zero-turn riding and walk power mower sales, which contributed to the revenue decline. For the first nine months, higher sales of snow product and walk power mowers drove the slight revenue increase, somewhat offset by lower shipments of zero-turn riding mower products for the period.

•
Residential segment earnings for the third quarter were $16.2 million, up 0.9 percent from $16.0 million in the comparable period last year. Residential segment earnings for the first nine months were $51.3 million, down 11.7 percent from $58.0 million in the same period last year. The increase for the quarter was driven

3 - The Toro Company Reports Third Quarter Results

by favorable price realization and productivity efforts. For the first nine months, the decline was largely due to the unfavorable impacts of tariff and trade-related cost increases, partially offset by net price realization and productivity initiatives.

OPERATING RESULTS

Reported gross margin for the third quarter was 31.7 percent, a decrease of 390 basis points compared to the prior year. Adjusted gross margin for the third quarter was 35.9 percent, an increase of 30 basis points compared to last year. For the first nine months, reported gross margin was 33.4 percent, a decrease of 320 basis points over the prior year. Adjusted gross margin for the first nine months was 35.3 percent, a decrease of 130 basis points compared to last year. For both periods, increased inflation and tariff-related costs and product mix contributed to the reported gross margin decline, partially offset by pricing and productivity improvements.

Selling, general and administrative (SG&A) expense as a percent of sales for the third quarter was 22.9 percent, an increase of 150 basis points from the same period last year. For the first nine months, SG&A expense as a percent of sales was 21.7 percent, an increase of 100 basis points. For both periods, acquisition integration and one-time transaction costs contributed to the increases compared to the respective periods last year.

Third quarter reported operating earnings as a percent of sales were 8.8 percent, a decrease of 540 basis points compared to 14.2 percent in the same period last year. Adjusted operating earnings for the third quarter were 13.4 percent, a decrease of 80 basis points compared to 14.2 percent last year. For the first nine months, reported operating earnings as a percent of sales were 11.7 percent, a decrease of 420 basis points compared to 15.9 percent last year. For the first nine months, adjusted operating earnings as a percent of sales were 14.2 percent compared to 15.9 percent, a decrease of 170 basis points compared to the prior year.

The effective tax rate for the third quarter was 14.9 percent, compared to 15.3 percent for the third quarter of last year. The adjusted tax rate for the third quarter was 18.1 percent, compared to 21.2 percent last year. For the first nine months, the reported tax rate was 15.3 percent, down from 29.2 percent in the comparable period. The adjusted tax rate for the first nine months was 19.5 percent, compared to 22.2 percent for the same period last year. The company now expects its full-year adjusted effective tax rate to be about 20.0 percent.

Accounts receivable at the end of the third quarter were $312.2 million, up 42.3 percent from last year. Net inventories were $620.6 million, up 70.3 percent from last year. Trade payables were $304.7 million, up 33.0 percent from the comparable period last year. These increases were largely due to the acquisition of Charles Machine Works.

About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With sales of $2.6 billion in fiscal 2018, The Toro Company’s global presence extends to more than 125 countries through a family of brands that includes Toro, Ditch Witch, Exmark, BOSS Snowplow, American Augers, Subsite Electronics, HammerHead, Trencor, Unique Lighting Systems, Irritrol, Hayter, Pope, Lawn-Boy, MTI Equipment and Radius HDD. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its family of brands have built a legacy of excellence by helping customers care for golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.

4 - The Toro Company Reports Third Quarter Results

LIVE CONFERENCE CALL
August 22, 2019 at 10:00 a.m. CDT
www.thetorocompany.com/invest

The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CDT on August 22, 2019. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Use of Non-GAAP Financial Information
This press release and our related earnings call contain certain non-GAAP financial measures, which are not calculated or presented in accordance with U.S. GAAP, as information supplemental and in addition to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. The non-GAAP financial measures included within this press release and our related earnings call consist of adjusted gross profit, operating earnings before income taxes, operating earnings, net earnings, net earnings per diluted share and effective tax rate, as measures of our operating performance.

The Toro Company uses these non-GAAP financial measures in making operating decisions because we believe these non-GAAP financial measures provide meaningful supplemental information regarding core operational performance and provide us with a better understanding of how to allocate resources to both ongoing and prospective business initiatives. Additionally, these non-GAAP financial measures facilitate our internal comparisons to both our historical operating results and our competitors' operating results by factoring out potential differences caused by charges not related to our regular ongoing business, including, without limitation, non-cash charges, certain large and unpredictable charges, acquisitions and dispositions, legal settlements, and tax positions.

Reconciliations of adjusted non-GAAP measures to reported GAAP measures are included in the financial tables contained in this press release. These measures, however, should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures included within this press release and our related earnings call. These non-GAAP financial measures may differ from similar measures used by other companies.

The Toro Company does not attempt to provide reconciliations of forward-looking non-GAAP EPS guidance to projected GAAP EPS guidance because the combined impact and timing of recognition of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, we believe such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of financial performance.

Forward-Looking Statements
This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “anticipate,” “continue,” “plan,” “estimate,” “project,”
“believe,” “should,” “could,” “will,” “would,” “possible,” “may,” “likely,” “intend,” “can,” “seek,” “potential,” “pro forma,” or the negative thereof or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Particular risks and uncertainties that may affect our operating results or financial position include: worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence; disruption at our manufacturing or distribution facilities, including drug cartel-related violence affecting our maquiladora operations in Juarez, Mexico; fluctuations in the cost and availability of raw materials and components, including steel, engines, hydraulics and resins; the impact of abnormal weather patterns, including unfavorable weather conditions exacerbated by global climate change

5 - The Toro Company Reports Third Quarter Results

or otherwise; the impact of natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels; dependence on The Home Depot as a customer for our residential business; elimination of shelf space for our products at dealers or retailers; inventory adjustments or changes in purchasing patterns by our customers; our ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international relations, operations and markets, including political, economic and/or social instability and conflict, tax and trade policies in the U.S. and other countries in which we manufacture or sell our products, and implications of the United Kingdom’s process for exiting the European Union; foreign currency exchange rate fluctuations; our relationships with our distribution channel partners, including the financial viability of our distributors and dealers; risks associated with acquisitions, including those related to our recent acquisition of Charles Machine Works, such as delays or failure by us in achieving the net sales, earnings and cost or revenue synergies expected from the acquisition, delays and challenges in integrating the businesses, business disruptions due to the acquisition, impacts as a result of purchase accounting adjustments and unanticipated liabilities or exposures for which we have not been indemnified or may not recover; delays or failures in implementing, and unanticipated charges, as a result of, the new underground business strategy; management of our alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of enactment of, changes in and compliance with laws, regulations and standards, including those relating to consumer product safety, accounting, taxation, trade and tariffs, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; and other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.
(Financial tables follow)

6 - The Toro Company Reports Third Quarter Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	August 2, 2019	August 3, 2018	August 2, 2019	August 3, 2018
Net sales	$838,713	$655,821	$2,403,705	$2,079,347
Gross profit	265,981	233,653	802,896	761,948
Gross margin	31.7%	35.6%	33.4%	36.6%
Selling, general and administrative expense	192,037	140,759	521,173	431,859
Operating earnings	73,944	92,894	281,723	330,089
Interest expense	(9,004)	(4,676)	(20,440)	(14,214)
Other income, net	6,295	5,057	17,152	12,951
Earnings before income taxes	71,235	93,275	278,435	328,826
Provision for income taxes	10,628	14,266	42,718	95,924
Net earnings	$60,607	$79,009	$235,717	$232,902

Basic net earnings per share of common stock	$0.57	$0.75	$2.21	$2.19

Diluted net earnings per share of common stock	$0.56	$0.73	$2.18	$2.14

Weighted-average number of shares of common stock outstanding — Basic	107,005	105,751	106,644	106,474

Weighted-average number of shares of common stock outstanding — Diluted	108,253	108,070	108,024	108,930

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
Segment Net Sales	August 2, 2019	August 3, 2018	August 2, 2019	August 3, 2018
Professional	$676,756	$482,494	$1,855,268	$1,546,536
Residential	148,234	166,513	525,539	521,189
Other	13,723	6,814	22,898	11,622
Total net sales*	$838,713	$655,821	$2,403,705	$2,079,347

*Includes international net sales of:	$186,710	$142,534	$547,332	$496,403

	Three Months Ended		Nine Months Ended
Segment Earnings (Loss)	August 2, 2019	August 3, 2018	August 2, 2019	August 3, 2018
Professional	$81,592	$97,716	$319,689	$338,607
Residential	16,151	16,002	51,253	58,019
Other	(26,508)	(20,443)	(92,507)	(67,800)
Total segment earnings	$71,235	$93,275	$278,435	$328,826

7 - The Toro Company Reports Third Quarter Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	August 2, 2019	August 3, 2018
ASSETS
Cash and cash equivalents	$143,317	$250,871
Receivables, net	312,239	219,469
Inventories, net	620,612	364,497
Prepaid expenses and other current assets	54,235	38,187
Total current assets	1,130,403	873,024

Property, plant and equipment, net	426,415	249,502
Deferred income taxes	3,603	43,590
Goodwill and other assets, net	749,312	368,641
Total assets	$2,309,733	$1,534,757

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$99,877	$—
Short-term debt	—	—
Accounts payable	304,661	229,041
Accrued liabilities	351,865	282,634
Total current liabilities	756,403	511,675

Long-term debt, less current portion	620,804	312,481
Deferred income taxes	46,940	1,728
Other long-term liabilities	41,764	58,629
Total stockholders’ equity	843,822	650,244
Total liabilities and stockholders’ equity	$2,309,733	$1,534,757

8 - The Toro Company Reports Third Quarter Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	August 2, 2019	August 3, 2018
Cash flows from operating activities:
Net earnings	$235,717	$232,902
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash income from finance affiliate	(9,135)	(8,564)
Distributions from finance affiliate, net	6,569	6,162
Depreciation of property, plant and equipment	48,770	36,183
Amortization of other intangible assets	13,633	5,725
Fair value step-up adjustment to acquired inventory	31,304	—
Stock-based compensation expense	10,258	8,588
Deferred income taxes	449	20,381
Other	4,440	(83)
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(54,446)	(34,996)
Inventories, net	(54,541)	(33,554)
Prepaid expenses and other assets	10,734	(6,065)
Accounts payable, accrued liabilities, deferred revenue and other long-term liabilities	15,361	32,690
Net cash provided by operating activities	259,113	259,369

Cash flows from investing activities:
Purchases of property, plant and equipment	(56,801)	(51,938)
Proceeds from asset disposals	4,636	—
Investment in unconsolidated entities	(150)	(6,417)
Acquisitions, net of cash acquired	(691,822)	(31,202)
Net cash used in investing activities	(744,137)	(89,557)

Cash flows from financing activities:
Borrowings under debt arrangements	900,000	—
Repayments under debt arrangements	(491,000)	(19,757)
Proceeds from exercise of stock options	25,482	10,165
Payments of withholding taxes for stock awards	(2,632)	(3,884)
Purchases of Toro common stock	(20,043)	(151,481)
Dividends paid on Toro common stock	(72,009)	(63,808)
Net cash provided by (used in) financing activities	339,798	(228,765)

Effect of exchange rates on cash and cash equivalents	(581)	(432)

Net decrease in cash and cash equivalents	(145,807)	(59,385)
Cash and cash equivalents as of the beginning of the fiscal period	289,124	310,256
Cash and cash equivalents as of the end of the fiscal period	$143,317	$250,871

9 - The Toro Company Reports Third Quarter Results
THE TORO COMPANY AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands, except per-share data)

The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States ("GAAP"), as information supplemental and in addition to the most directly comparable financial measures presented in the accompanying press release that are calculated and presented in accordance with GAAP. The company uses these non-GAAP financial measures in making operating decisions because the company believes these non-GAAP financial measures provide meaningful supplemental information regarding the company's core operational performance and provide the company with a better understanding of how to allocate resources to both ongoing and prospective business initiatives. Additionally, these non-GAAP financial measures facilitate management's internal comparisons to both the company's historical operating results and to the company's competitors' operating results by factoring out potential differences caused by charges not related to the company's regular, ongoing business, including, without limitation, non-cash charges, certain large and unpredictable charges, acquisitions and dispositions, legal settlements, and tax positions. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the accompanying press release. The non-GAAP financial measures in the accompanying press release may differ from similar measures used by other companies.

The following table provides a reconciliation of financial measures calculated and reported in accordance with GAAP, as well as adjusted non-GAAP financial measures, in the accompanying press release for the three and nine month periods ended August 2, 2019 and August 3, 2018:

	Three Months Ended		Nine Months Ended
	August 2, 2019	August 3, 2018	August 2, 2019	August 3, 2018
Gross profit	$265,981	$233,653	$802,896	$761,948
Management actions[1]	9,117	—	9,117	—
Acquisition-related costs[2]	26,172	—	35,691	—
Adjusted non-GAAP gross profit	$301,270	$233,653	$847,704	$761,948

Operating earnings	$73,944	$92,894	$281,723	$330,089
Management actions[1]	9,148	—	9,148	—
Acquisition-related costs[2]	29,304	—	51,058	—
Adjusted non-GAAP operating earnings	$112,396	$92,894	$341,929	$330,089

Earnings before income taxes	$71,235	$93,275	$278,435	$328,826
Management actions[1]	9,148	—	9,148	—
Acquisition-related costs[2]	29,304	—	51,058	—
Adjusted non-GAAP earnings before income taxes	$109,687	$93,275	$338,641	$328,826

Net earnings	$60,607	$79,009	$235,717	$232,902
Management actions[1]	7,351	—	7,351	—
Acquisition-related costs[2]	23,953	—	41,814	—
Tax impact of share-based compensation[3]	(1,200)	(5,025)	(11,518)	(9,638)
U.S. Tax Reform[4]	(926)	(500)	(926)	32,613
Adjusted non-GAAP net earnings	$89,785	$73,484	$272,438	$255,877

Diluted EPS	$0.56	$0.73	$2.18	$2.14
Management actions[1]	0.07	—	0.07	—
Acquisition-related costs[2]	0.22	—	0.39	—
Tax impact of share-based compensation[3]	(0.01)	(0.05)	(0.11)	(0.09)
U.S. Tax Reform[4]	(0.01)	—	(0.01)	0.30
Adjusted non-GAAP diluted EPS	$0.83	$0.68	$2.52	$2.35

10 - The Toro Company Reports Third Quarter Results

	Three Months Ended		Nine Months Ended
	August 2, 2019	August 3, 2018	August 2, 2019	August 3, 2018
Effective tax rate	14.9%	15.3%	15.3%	29.2%
Management actions[1]	1.6%	—%	0.5%	—%
Acquisition-related costs[2]	(1.4)%	—%	(0.7)%	—%
Tax impact of share-based compensation[3]	1.7%	5.4%	4.1%	2.9%
U.S. Tax Reform[4]	1.3%	0.5%	0.3%	(9.9)%
Adjusted non-GAAP effective tax rate	18.1%	21.2%	19.5%	22.2%

[1]
During the third quarter of fiscal 2019, the company announced it will wind down its Toro-branded large horizontal directional drill and riding trencher product line. These amounts represent costs incurred in relation to such wind down and are primarily comprised of costs related to the write-down of inventory, anticipated inventory retail support activities, and accelerated depreciation on fixed assets during the three and nine month periods ended August 2, 2019.

[2]
During the second quarter of fiscal 2019, the company acquired The Charles Machine Works, Inc. ("CMW"), a privately held Oklahoma corporation. These amounts represent integration and transaction costs, as well as the take-down of the inventory fair value step-up amount and amortization of the backlog intangible asset resulting from purchase accounting adjustments, related to the company's acquisition of CMW during the three and nine month periods ended August 2, 2019.

[3]
In the first quarter of fiscal 2017, the company adopted Accounting Standards Update No. 2016-09, Stock-based Compensation: Improvements to Employee Share-based Payment Accounting, which requires that any excess tax deduction for share-based compensation be immediately recorded within income tax expense. These amounts represent the discrete tax benefits recorded as excess tax deductions for share-based compensation during the three and nine month periods ended August 2, 2019 and August 3, 2018.

[4]
Signed into law on December 22, 2017, the Tax Cuts and Jobs Act ("Tax Act"), reduced the U.S. federal corporate tax rate from 35.0 percent to 21.0 percent, effective January 1, 2018, resulting in a blended U.S. federal statutory tax rate of 23.3 percent for the fiscal year ended October 31, 2018. This reduction in rate required the re-measurement of the company's net deferred taxes as of the date of enactment. The Tax Act also imposed a one-time deemed repatriation tax on the company's historical undistributed earnings and profits of foreign affiliates. During the three and nine month periods ended August 2, 2019, the company recorded a tax benefit of $0.9 million related to a prior year true-up of the Tax Act. During the three and nine month periods ended August 3, 2018, the remeasurement of the company's net deferred taxes and the one-time deemed repatriation tax resulted in a combined benefit of $0.5 million and a combined charge of $32.6 million.

###